Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steve Filton	October 10, 2005
Chief Financial Officer
(610) 768-3300

UNIVERSAL HEALTH SERVICES, INC. ANNOUNCES ACQUISITION OF KEYS

GROUP HOLDINGS, LLC AND FIVE ADDITIONAL BEHAVIORAL HEALTH

FACILITIES AS WELL AS BOARD AUTHORIZATION FOR ADDITIONAL

SECURITIES REPURCHASE

KING OF PRUSSIA, PA- Universal Health Services, Inc. (NYSE:UHS) announced today that it has acquired the stock of KEYS Group Holdings, LLC. (“KEYS Group”) including Keystone Education and Youth Services, LLC. Through this acquisition, we have added a total of 46 facilities in ten states including 21 residential treatment facilities with 1,280 beds, 21 non-public therapeutic day schools and four detention facilities. This acquisition is expected to generate approximately $165 million of annual revenue and the operational effective date is October 1, 2005. The net purchase price was $207 million and was paid in cash.

Debra K. Osteen, President of Universal Health’s Behavioral Health division remarked, “We are very pleased to announce our acquisition of the KEYS Group. These facilities are very well run and are an excellent addition to our portfolio of behavioral health facilities. We look forward to working with the many fine employees of these facilities to continue to provide high quality behavioral healthcare to the communities they serve. The facilities we are acquiring provide an opportunity to expand our residential treatment facilities, which have been a solid performer for the division. In addition, the acquisition enables us to enter a new business in non-public therapeutic day schools. We believe there is a need for this service and hope to expand the current operations and grow in other areas of the country.”

In addition, the Company announced that it has acquired four therapeutic boarding schools and one outdoor intervention program from the Brown Schools of Austin bankruptcy. The five facilities include the 100 bed Boulder Creek Academy and the 120 bed Northwest Academy in Bonner’s Ferry, Idaho, the 80 bed Rocky Mountain Academy and an outdoor intervention program located in Naples, Idaho and the 90 bed King George School in Sutton, Vermont. The King George School is the only school, which was open at the time of acquisition. We expect to reopen the others, which have been closed since March 2005, over the next several months.

Alan B. Miller, President and Chief Executive Officer of Universal Health Services, Inc. said, “We have a proven track record of successfully integrating behavioral health acquisitions. With the completion of these acquisitions UHS is well positioned as the Nation’s largest provider of inpatient behavioral health services operating a total of 95 facilities in 26 states and Puerto Rico.

The Company also announced that its Board of Directors authorized an additional 2,000,000-share repurchase program to supplement the 2,110,000 shares remaining under previous authorizations. The Board also gave management discretion to use the authorization to purchase its convertible debentures due 2020. Pursuant to the stock and convertible debenture repurchase program, the Company, from time to time and as conditions allow, may purchase shares or debentures on the open market or in negotiated private transactions.

Universal Health Services, Inc. is one of the nation’s largest hospital companies, operating acute care and behavioral health hospitals, ambulatory surgery and radiation centers nationwide. It acts as the advisor to Universal Health Realty Income Trust, a real estate investment trust (NYSE:UHT).

Certain statements in this release may constitute forward-looking statements and are subject to various risks and uncertainties as discussed in the Company’s filings with the Securities and Exchange Commission. The Company is not obligated to update these forward-looking statements even if the Company’s assessment of these risks and uncertainties changes.

For additional information on the Company, visit our web site: http://www.uhsinc.com.

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